EXHIBIT 10.36
Partners for Growth
Loan and Security Agreement

Borrower:	Qualmark Corporation, a Colorado corporation
Address:	4580 Florence Street, Denver, CO 80238

Borrower:	Qualmark ACG Corporation, a Colorado corporation
Address:	232 Front Avenue, West Haven, CT 06516

Borrower:	Qualmark Ling Corporation, a Colorado Corporation
Address:	232 Front Avenue, West Haven, CT 06516

Date:	February 20, 2007
THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PARTNERS FOR GROWTH, L.P. (“PFG”), whose address is 180 Pacific Avenue , San Francisco, CA 94111 and the borrowers named above (jointly and severally, “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)
1. LOANS.
     1.1 Loans. PFG will make a loan to Borrower (the “Loan”) in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.
     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month.
     1.3 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.
     1.4 Loan Requests. To obtain a Loan, Borrower shall make a request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered by PFG until the next Business Day. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.
     1.5 Late Fee. If any payment of accrued interest for any month is not made within three business days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

Partners for Growth	Loan and Security Agreement
2. SECURITY INTEREST.
     2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, each Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
     In order to induce PFG to enter into this Agreement and to make Loans, each Borrower represents and warrants to PFG as follows, and each Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:
     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.
     3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.
     3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may move Collateral on a temporary basis as reasonably required and as is customary and consistent with Borrower’s ordinary course of business, and may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.
     3.4 Title to Collateral; Perfection; Permitted Liens.
     (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. PFG now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.
     (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.
     (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify

Partners for Growth	Loan and Security Agreement
PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.
     (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral (except such rights which may be obtained after the date hereof, are reasonably acceptable to PFG and are specifically subordinated to the security interest of PPFG) and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.
     3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.
     3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.
     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.
     3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.
     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

Partners for Growth	Loan and Security Agreement
     3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.
4. ADDITIONAL DUTIES OF BORROWER.
     4.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
     4.2. Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year), or (iii) the proceeds of the sale of other assets not exceeding $50,000 in the aggregate in any fiscal year. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     4.3 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $250,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.
     4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.
     4.5 Access to Collateral, Books and Records. At reasonable times, and on two Business Days’ notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.
     4.6 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:
          (i) merge or consolidate with another corporation or entity (except that QACG and/or QL may merge into each other or into Qualmark);
          (ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;
          (iii) enter into any other transaction outside the ordinary course of business;

Partners for Growth	Loan and Security Agreement
          (iv) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business, (B) the sale of other assets not exceeding $50,000 in the aggregate in any fiscal year, (C) the making or Permitted Investments, (D) the granting of Permitted Liens, and (E) the non-exclusive licensing of Intellectual Property in the ordinary course of business;
          (v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;
          (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;
          (vii) make any loans of any money or other assets, other than Permitted Investments;
          (viii) incur any Indebtedness, other than Permitted Indebtedness;
          (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity;
          (x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower and dividends paid by QACG and/or QL to Qualmark);
          (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock;
          (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;
          (xiii) with respect to Qualmark, cease to own 100% of QACG and 100% of QL;
          (xiv) with respect to Qualmark, permit a change in control of QACG or QL; or
          (xv) dissolve or elect to dissolve (except that QACG and/or QL may dissolve into Qualmark).
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.
     4.7 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     4.8 Changes. Borrower agrees to notify PFG in writing of any changes in the information set forth in the Representations.
     4.9 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
5. TERM.
     5.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 5.2 and 5.3 below.
     5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if specifically permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower (if permitted in the Schedule) or by PFG under this Section 5.2, Borrower shall pay to PFG a prepayment fee in the amount set forth in the Schedule. Any prepayment fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.
     5.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this

Partners for Growth	Loan and Security Agreement
Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.
6. EVENTS OF DEFAULT AND REMEDIES.
     6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:
          (a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
          (b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three Business Days after the date due; or
          (c) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall breach any of the provisions of Section 4.6 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide PFG with reports required under Section 6 of the Schedule within one Business Day after the date due; or
          (d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or
          (e) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or
          (f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
          (g) Borrower breaches any material contract or obligation, which has resulted or reasonably may be expected to result in a Material Adverse Change; or
          (h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
          (i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or
          (j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or
          (k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
          (l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

Partners for Growth	Loan and Security Agreement
          (m) there shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of PFG; or
          (n) a Material Adverse Change shall occur.
PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.
     6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).
     6.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral

Partners for Growth	Loan and Security Agreement
being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
     6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.
     6.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.
     6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
     7. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
     “Account Debtor” means the obligor on an Account.

Partners for Growth	Loan and Security Agreement
     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
     “Business Day” means a day on which PFG is open for business.
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
     “Collateral” has the meaning set forth in Section 2 above.
     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning set forth in Section 6.2 above.
     “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
     “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Event of Default” means any of the events set forth in Section 6.1 of this Agreement.
     “GAAP” means generally accepted accounting principles consistently applied.
     “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.
     “including” means including (but not limited to).
     “Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.
     “Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized

Partners for Growth	Loan and Security Agreement
by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.
     “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.
     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.
     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document or other written representation, undertaking, consent or agreement of Borrower, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
     “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.
     “Payment” means all checks, wire transfers and other items of payment received by for credit to Borrower’s outstanding Obligations.
     “Permitted Indebtedness” means, collectively for Qualmark, QACG and QL:
          (i) the Loans and other Obligations; and
          (ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;
          (iii) Subordinated Debt;
          (iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;
          (v) other Indebtedness secured by Permitted Liens;
          (vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of

Partners for Growth	Loan and Security Agreement
reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender).
     “Permitted Investments” are:
          (i) Investments (if any) shown on the Exhibit A and existing on the date hereof;
          (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;
          (iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc; and
          (iv) bank certificates of deposit issued maturing no more than 1 year after issue.
     “Permitted Liens” means the following:
          (i) purchase money security interests in specific items of Equipment;
          (ii) leases of specific items of Equipment;
          (iii) liens for taxes not yet payable;
          (iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;
          (v) security interests being terminated substantially concurrently with this Agreement;
          (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;
          (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
          (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;
          (ix) statutory, common law or contractual liens of depository institutions or institutions holding securities account (including rights of set-off) securing only customary charges and fees in connection with such accounts; and
          (x) liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
     “Qualmark” means Qualmark Corporation.
     “QACG” means Qualmark ACG Corporation, a wholly-owned Subsidiary of Qualmark.
     “QL” means Qualmark Ling Corporation, a wholly-owned Subsidiary of Qualmark.
     “Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.
     “Senior Lender” has the meaning set forth in Section 8 of the Schedule.
     “Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

Partners for Growth	Loan and Security Agreement
     “Subsidiary” means (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Borrower, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Borrower, (c) any other entity included in the financial statements of Borrower on a consolidated basis.
     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8. GENERAL PROVISIONS.
     8.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.
     8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.
     8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.
     8.4 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.
     8.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours, U.S. Pacific Time, in the case of notices sent by fax, as provided herein.
     8.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
     8.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     8.8 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later

Partners for Growth	Loan and Security Agreement
to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages resulting from the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
     8.9 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.
     8.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.
     8.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     8.12 Attorneys’ Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
     8.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.
     8.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

Partners for Growth	Loan and Security Agreement
     8.15 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     8.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. The defined term “Borrower” shall mean, as the context requires, each of QualMark and QACG severally, and QualMark and QACG jointly.
     8.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     8.18 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to

Partners for Growth	Loan and Security Agreement
decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

Borrower:		PFG:

	QUALMARK CORPORATION	PARTNERS FOR GROWTH, L.P.

By		By
President or Vice President
Name:

By

	Secretary or Ass’t Secretary	Title:	Manager, Partners for Growth, LLC
Its General Partner

Borrower:		Borrower:

	QUALMARK ACG CORPORATION	QUALMARK LING CORPORATION

By		By
	President or Vice President		President or Vice President

By		By
	Secretary or Ass’t Secretary		Secretary or Ass’t Secretary

Partners For Growth
Schedule to
Loan and Security Agreement

Borrower:	Qualmark Corporation, a Colorado corporation
Address:	4580 Florence Street, Denver, CO 80238

Borrower:	QualMark ACG Corporation, a Colorado corporation
Address:	232 Front Avenue, West Haven, CT 06516

Borrower:	Qualmark Ling Corporation, a Colorado Corporation
Address:	232 Front Avenue, West Haven, CT 06516

Date:	February 20, 2007
This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH, L.P. and the above-Borrowers of even date. Defined terms used in this Schedule have the meanings set forth herein and in the Loan and Security Agreement.

1. LOAN (Section 1.1):

(a) Loan:	The Loan shall consist of a term loan in the amount of $500,000, which shall be disbursed in its entirety at closing

(b) Use of Proceeds:	The proceeds of the Loan shall be used exclusively to pay down the Senior Lender’s term loan.

(c) Principal Repayment / Prepayment:	The principal amount of the Loan shall be repaid on the Maturity Date, on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest shall be paid. Borrower may not prepay the Loan.

(d) Conversion:	(i) At any time prior to the Maturity Date, PFG may at its option convert the Loan (or any part thereof) into the (registered or unregistered, as the case may be) Common Stock of QualMark (“PFG Conversion”) at the lower of (A) $1.50 (the closing price on December 22, 2006, the day the Qualmark Board of Directors approved the Loan) or (B) the average closing price over the 5 trading days immediately prior to the close the Loan (the “Conversion Price”). The Conversion Price is subject to adjustment for stock splits, combinations, reclassifications and similar transactions.

(ii) The effective date of PFG Conversion shall be the date the notice of conversion is given by PFG and QualMark shall deliver the Common Stock issuable upon conversion upon exercise of PFG Conversion within 3 business days of such effective date.

Partners for Growth	Schedule to Loan and Security Agreement

2. INTEREST.
Interest Rate (Section 1.2):	The Loan shall bear interest at a rate equal to eight percent (8%) per annum. Interest shall be calculated on the date hereof and thereafter on a calendar quarterly basis assuming a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest shall be paid quarterly in advance on the first day of each calendar quarter (and for the first such quarter, including a pro rata amount from the date hereof until March 31, 2007). Interest shall be paid not in cash but by the issue of Common Stock of Qualmark Corporation to PFG. The number of Securities to be issued by Borrower to PFG each calendar quarter shall be determined according to the following formula:

X = 0.25*	Y * A
B

Where:

X = the number of shares of Common Stock to be issued to PFG

Y = the Applicable Interest Rate at the commencement of each calendar quarter

A = the aggregate principal amount of all outstanding Loans

B = the agreed Conversion Price, as adjusted from time to time to reflect stock splits, combinations, reclassifications and similar events affecting the Common Stock

For example only, assuming the Loan closed February 1, 2007 and the Conversion Price was $1.50, for the calendar quarter commencing January 1, 2007, Borrower would issue PFG 4,444 shares of its Common Stock (8% times $500,000 principal of Loan outstanding, divided by the Conversion Price ($1.50), divided by 4 (0.25) to render a quarterly (rather than annual) number of shares of Common Stock, times 60/90 (to account for the partial quarter).

3. FEES (Section 1.3):
Loan Fee:	$10,000, payable on the date hereof.

4. MATURITY DATE
(Section 5.1):	November 11, 2009

5. FINANCIAL COVENANTS / AMORTIZATION TRIGGER
(Section 4.1):	Borrower shall at all times equal or exceed 100% of the EBITDA forecast set forth below, as measured on a calendar quarterly basis commencing with the first calendar quarter of 2007, or such modified EBITDA plan as PFG and Borrower may otherwise mutually agree in

Partners for Growth	Schedule to Loan and Security Agreement

writing (the “EBITDA Plan”). If Borrower should at any time fail to achieve 100% of EBITDA Plan (the “Amortization Trigger”), PFG may, at its sole option, elect to amortize all or (at PFG’s sole option) part of the Loan over a 30-month period in even principal payments and Borrower shall thereafter commence to make monthly payments of principal and interest on the Loan in conformity with the amortization schedule notified by PFG.

2007 EBITDA Plan
Q1 — 2007 $450,000
Q2 — 2007 $450,000
Q3 — 2007 $450,000
Q4 — 2007 $450,000

For 2008 and beyond, quarterly EBITDA target will be negotiated between Borrower and PFG on a good faith basis and determined in PFG’s reasonable discretion based on the financial plan approved by QualMark’s Board of Directors for such subsequent periods.

Certain Definitions:	“EBITDA” means Borrower’s earnings before interest, taxes, depreciation, amortization and any non-cash charges to earnings directly related to required accounting treatment of options and similar employee incentives.

6. REPORTING.
(Section 4.4):

Borrower shall provide PFG with the following:

	(a)	Monthly unaudited consolidated financial statements, as soon as available, and in any event within 20 days after the end of each month.

	(b)	Compliance Certificates, in such form and at such times as PFG shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of each calendar quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing its EBITDA performance for such period.

	(c)	Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and together with an unqualified opinion of, independent certified public accountants acceptable to PFG. If Borrower files a form 10-K with the Securities and Exchange Commission or otherwise publishes its current financial information in the public domain and the same is readily available within said period, the foregoing reporting requirement will be deemed satisfied.

	(d)	As and when information previously provided would no longer be true, complete and accurate, an update to the Representations (Schedule Section 7, below).

	(e)	Copies of all reports and statements provided by Borrower to the Senior Lender at the same time the same are provided to the Senior Lender.

Partners for Growth	Schedule to Loan and Security Agreement

7. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated February 20, 2007, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

	(a)	Senior Lender.

		(1)	Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means that certain Loan and Security Agreement dated as of November 8, 2004, between QualMark and Silicon Valley Bank.

		(2)	Senior Debt Limit. Following the close of the Loan, Borrower shall not at any time permit the total Indebtedness of Borrower to Senior Lender to exceed (i) $1,500,000 under Borrower’s revolving credit facility with the Senior Lender, or (ii) $1,001,000 under Borrower’s term loan with the Senior Lender (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, overdrafts, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower).

		(3)	Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

	(b)	Deposit Accounts. To the extent it has not already done so on the date hereof, concurrently, QualMark, QACG and QL (as defined in Section 7 of the Loan Agreement) shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts, su bject to the security interest of the Senior Lender. Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender). Notwithstanding the foregoing, so long as no default or Event of

Partners for Growth	Schedule to Loan and Security Agreement

Default has occurred, PFG will not require a control agreement with respect to any Borrower account that maintains an average monthly balance of not more than $50,000.

(c)	Subordination of Inside Debt and all other Third Party Debt not constituting Permitted Indebtedness. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A to this Schedule. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form. In addition, all present and future indebtedness to any third party, if not Permitted Indebtedness, shall be at all times subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form.

(d)	Other Debt Financing—Right of First Refusal. QualMark hereby grants PFG a right of first refusal to provide any future debt financing which would require the subordination of the Obligation. Prior to entering into any agreement with any other Person to provide QualMark with such debt financing, QualMark shall advise PFG in writing of the proposed terms of the same and provide PFG with copies of all proposal letters, commitment letters, proposed loan documents and other documents relating to the other financing, and PFG shall have 10 days after receipt of all of the foregoing to agree in writing to provide debt financing to QualMark on the same terms and conditions. If PFG does not do so, QualMark may proceed to obtain the debt financing from the other Person (the “New Lender”) on the terms and conditions advised to PFG, but in the event of a change in any of the material proposed terms, QualMark shall again give PFG the right of first refusal to provide the debt financing on such changed terms as provided above. If PFG declines to participate in such noticed debt financing and QualMark proceeds with such financing with the New Lender, PFG shall, at its sole option, either (i) subordinate the Obligations to the lien of the New Lender in respect of such debt financing (and to the extent thereof only), or (ii) request Borrower to pay and discharge all Obligations. If PFG elects to have its Obligations paid by Borrower, QualMark shall, contemporaneously with such payment, issue PFG a warrant to purchase that number of shares of Common Stock into which the Initial Advance and Additional Advance (if outstanding) would have converted if then converted under the terms of Sections (d)(i) and (d)(ii) of this Schedule (the “Warrant”). The Warrant shall expire on the Maturity Date, shall be exercisable at the Conversion Price and shall permit “net exercise”, as such term is customarily used in warrant transactions.

(e)	Cross-Guaranty. Concurrently, QualMark shall cause QACG and QL to execute and deliver to PFG a Continuing Guaranty with respect to all of the Obligations applicable to QualMark, and certified resolutions or other evidence of authority with respect to

Partners for Growth	Schedule to Loan and Security Agreement

the execution and delivery of such Guaranty, all pursuant to documentation acceptable to PFG in its good faith business judgment. Throughout the term of this Agreement QualMark shall cause each of QACG and QL to, and each of QACG and QL shall, maintain such Continuing Guaranty in full force and effect. Concurrently, QualMark shall execute and deliver to PFG a Continuing Guaranty with respect to all of the Obligations applicable to QACG and QL. Throughout the term of this Agreement QualMark shall maintain such Continuing Guaranty in full force and effect.

(f)	Warehouseman’s Waiver(s). Concurrently with, or within 60 days from the date hereof, Borrower shall procure a warehouseman’s waiver or similar bailee waiver from lessor of the facility in Connecticut where Borrower QL where Borrower maintains inventory or other tangible assets (and any other facility where any Borrower stores or maintains such inventory or assets with an aggregate value, per facility, of more than $50,000), in form and substance acceptable to PFG.

(g)	Other Affiliates. Borrower represents and warrants that, except for QACG and QL, Borrower does not have any other direct or indirect Subsidiaries. Except for QACG and QL, Borrower shall not have any other direct or indirect Subsidiaries, except Subsidiaries which have executed and delivered to PFG a Continuing Guaranty with respect to all of the Obligations, and a Security Agreement granting PFG a security interest in all of their assets, and certified resolutions or other evidence of authority with respect to the execution and delivery of such Guaranty and Security Agreement, all pursuant to documentation acceptable to PFG in its good faith business judgment, all of which continues in full force and effect.

(h)	Intellectual Property Security Agreements. QualMark, QACG and QL are concurrently executing and delivering to PFG Intellectual Property Security Agreements. Borrower shall at all times during the term of the Loan provide PFG updates to the Exhibits to the Intellectual Property Security Agreements which list each of the Borrowers’ respective trademarks, copyrights and patents.

(i)	Piggyback Registration Rights. QualMark undertakes to provide PFG with the piggyback registration rights set forth in Exhibit B in respect of QualMark Common Stock issued upon exercise of PFG’s conversion rights under Schedule Section 1(d).

Partners for Growth	Schedule to Loan and Security Agreement

Borrower:		PFG:

	QualMark Corporation	PARTNERS FOR GROWTH, L.P.

By		By
President or Vice President
Name:

By

	Secretary or Ass’t Secretary	Title:	Manager, Partners for Growth, LLC
Its General Partner

Borrower:		Borrower:

	QualMark ACG Corporation	QualMark Ling Corporation

By		By
	President or Vice President		President or Vice President

By		By
	Secretary or Ass’t Secretary		Secretary or Ass’t Secretary
Version — 2

Exhibit A to Loan and Security Agreement
Section 7—“Permitted Indebtedness”—Other Existing Permitted Indebtedness:
1.	“Indebtedness” disclosed on QualMark’s Form 10QSB filed November 13, 2006 and provided to PFG.

2.	Equipment Leases:

QualMark Corporation Lease dated July 8, 2004, Dell Computers, for computer servers and related software, with approximately $2,000 remaining

Continuing operating lease, Pitney Bowes, for postage machine, with approximately $150 per quarter payments.

QualMark ACG Corporation

Lease dated April 2005, Ervin, for a system controller and overhead crane, with approximately $4,000 remaining.

Continuing operating lease, Pitney Bowes, for postage machine, with approximately $50 per quarter payments.
Section 8 — “Inside Debt”:
     NONE
Section 7—“Permitted Investments"—Other Existing Permitted Investments:

1. PIGGYBACK REGISTRATION RIGHTS.
1.1 Piggyback Rights. If (but without any obligation to do so) QualMark (the “Company”) proposes to register any of its equity securities under the United States Securities Act of 1933 (the “Act”) in connection with the public offering of such shares (other than (i) a registration relating solely to the sale of securities to participants in a Company equity option or share rights or share purchase plan, (ii) a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, or (iii) a registration relating to the offer and sale of debt securities, (iv) a registration on any registration form that does not permit secondary sales, or (v) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Common Stock issuable upon conversion of the PFG Loan or exercise of the Warrant (under Schedule Section 8(d), as applicable (the “Conversion Stock”), the Company shall, at such time, promptly give PFG written notice of such registration. Upon the written request of PFG given within ten (10) business days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.4 of this Exhibit C, use all commercially reasonable efforts to cause a registration statement to become effective, which includes all of the Conversion Stock that PFG requests to be registered by such notice and for which PFG (or its individual members) is then the shareholder of record (or would be the shareholder of record upon conversion of the PFG Loan or exercise of the Warrant, as applicable).
1.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1 prior to the effectiveness of such registration whether or not PFG has elected to include securities in such registration.
1.3 Expenses of Registration. PFG shall bear its pro rata portion of registration expenses.
1.4 Underwriting Requirements. In connection with any offering involving an underwriting of Common Stock of the Company, the Company shall not be required under this Section to include any of the Conversion Stock in such underwriting unless PFG accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. If the total amount of securities, including Conversion Stock, requested by shareholders or other securities holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Conversion Stock, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders, including PFG, according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as may be mutually agreed to by such selling shareholders).
1.5 Information from PFG. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Conversion Stock that PFG shall furnish to the Company such information regarding itself and its individual members, the Conversion Stock held by PFG or its members, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Conversion Stock.
1.6 No Delay of Registration. PFG shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
2. INDEMNIFICATION
In the event any shares of Conversion Stock are included in a registration statement under Section 1 of this Exhibit C:
2.1 The Company Indemnity. To the extent permitted by law, the Company will indemnify, defend and hold harmless PFG, its partners or officers, directors, shareholders, legal counsel and accountants for PFG, any underwriter (as defined in the Act) for PFG and each person, if any, who controls PFG or underwriter, within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each an “Indemnified Person”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus

QUALMARK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with such registration; and the Company will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided however that the indemnity agreement contained in this Section 2.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Indemnified Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Person from whom the person asserting any such losses, claims, damages or liabilities purchased Conversion Stock in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Indemnified Person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
2.2 PFG Indemnity. To the extent permitted by law, PFG and each of them will jointly and severally indemnify, defend and hold harmless the Company, each of its directors, each of its officers, each of its partners, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other shareholder selling securities in such registration statement and any controlling person of any such underwriter or other shareholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by PFG expressly for use in connection with such registration; and PFG will reimburse any person intended to be indemnified pursuant to this Section 2.2 for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided however that the indemnity agreement contained in this Section 2.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of PFG (which consent shall not be unreasonably withheld).
2.3 Prompt Notice Required. Promptly after receipt by an indemnified party under this Section 2 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.3.
2.4 Alternative Relief. If the indemnification provided for in this Section 2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or

QUALMARK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.
2.5 Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of this Section 2, the provisions in the underwriting agreement shall control.
2.6 Survival. The obligations of the Company and PFG under this Section 2 shall survive the completion of any offering of the Conversion Stock in a registration statement under Section 1 of this Exhibit C.
3. ASSIGNMENT
The rights to cause the Company to register Conversion Stock pursuant to Section 1 of this Exhibit C may be assigned (but only with all related obligations) by PFG to a transferee or assignee of such securities provided; (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of the Agreement.
4. TERMINATION OF REGISTRATION RIGHTS
PFG shall not be entitled to exercise any right provided for in Section 1 of this Exhibit C after such time at which all Conversion Stock of the relevant holder can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.